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                            SCHICK TECHNOLOGIES, INC.


                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT (the "Agreement") is made and entered into this 9th day of November, 2001 (the "Effective Date"), by and between Schick Technologies, Inc., a Delaware Corporation, Schick Technologies, Inc., a New York Corporation (hereinafter collectively referred to as "Schick Technologies," "Schick" or "Company"), both having a business address of 30-00 47th Avenue, Long Island City, NY 11101, and Jeffrey T. Slovin (hereinafter referred to as "Employee"), residing at 321 East 69th Street, New York, New York 10021.

                                   WITNESSETH:

      WHEREAS, Employee is currently the President of the Company, without any written agreement between the Company and Employee governing the terms of such office; and

      WHEREAS, the Company desires to employ Employee as the President and Chief Operating officer of the Company pursuant to the terms hereof; and

      WHEREAS, Employee desires to be so employed.

      NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I     Employment

      Schick Technologies hereby employs Employee, and Employee hereby agrees to be employed, as President and Chief Operating Officer ("COO") of the Company upon the terms and conditions herein set forth.

II    Duties and Responsibilities

      As President and COO, Employee shall have authority and responsibility for the day-to-day management and operations of the Company, including but not limited to cash management and managing the relationship with the Company's distributors, in accordance with the Company's strategic objectives and budget.

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      In addition, Employee shall perform such other responsibilities and duties that may be assigned to him, from time to time by the Board of Directors of the Company, customarily appertaining to the role of President and COO.

      During Employee's term of employment hereunder, the following positions within the Company shall report directly to Employee: Executive Vice-President; Vice-President of Operations; Vice-President of MIS; Director of Finance and Administration; Controller; Director of Quality Assurance; Director of Customer Service; and Director of Human Resources.

      Employee agrees to devote his reasonable best diligence and his full time to the performance of his duties hereunder. Within ten (10) business days following the Effective Date of this Agreement, Employee shall resign as a Managing Director of Greystone and shall terminate any employment relationship with Greystone. Throughout the term of this Agreement, Employee may not hold any office at Greystone or maintain any employment relationship with Greystone. Notwithstanding the foregoing, Employee may possess an interest or engage independently or with others in other business or ventures of every nature and description except as otherwise prohibited pursuant to Section IX (i) of this Agreement. In the event that Employee has any business dealings with Greystone during the term of this Agreement, he shall provide the Company's Board of Directors with details thereof, in writing, no later than five (5) business days following any such business dealing. During the term of this Agreement, Employee may not disclose any substantive information to Greystone concerning, relating to or potentially affecting the Company unless and until Employee has notified the Company's CEO or Board of Directors and has received prior authorization from the Company's CEO or Board of Directors. Subject to the foregoing, Employee is otherwise free to communicate with Greystone provided that such does not interfere in any way with the performance of his obligations under this Agreement. (As used in this Agreement, "Greystone" refers to Greystone & Co., together with its principals, officers, affiliates, subsidiaries and related or controlled entities.)

      Employee shall serve as a member of the Company's Board of Directors, subject to election by the Company's shareholders. As a Director, Employee shall have all the rights, responsibilities and obligations conferred and/or imposed upon all the members of the Board of Directors pursuant to relevant law, rule and regulation, as well as the Company's Certificate of Incorporation and By-Laws.

      Employee's principal place of employment shall be at the Company's headquarters in Long Island City, New York; Employee shall travel as reasonably required in the performance of his duties hereunder.

III   Reporting

      Throughout the term of this Agreement, Employee shall report to the Company's CEO. The Employee shall take no action which will, more likely than not, have a major impact on the Company's ability to accomplish its strategic goals without first consulting with and obtaining approval from the CEO. The CEO will consult with Employee, and they shall jointly make an effort to agree, on strategic matters concerning the Company. Pursuant to such consultations, Employee will implement the decision made and/or policy adopted by the CEO.


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IV    Term

      The term of Employee's employment hereunder shall be three (3) years, ending on October 31, 2004.

V     Compensation & Benefits

      Schick Technologies shall pay Employee, as full consideration for the services to be rendered hereunder, compensation consisting of the following:

      (1) An initial Annual Base Salary of $240,000, payable bi-monthly or in accordance with any other payment schedule as may be adopted generally for the payment of the Company's payroll. Said Annual Base Salary may be increased annually, on each anniversary of the Effective Date of this Agreement (the "Anniversary Date"), as follows: (a) in the event that the aggregate EBITDA earned by the Company, during the four consecutive fiscal quarters ending on the September 30th immediately preceding the Anniversary Date, is greater than zero, the Annual Base Salary shall be increased by a minimum of eight percent (8 %), or by such greater percentage as may be determined by the Board of Directors in the exercise of its discretion; or (b) in the event that the aggregate EBITDA earned by the Company, during the four consecutive fiscal quarters ending on the September 30th immediately preceding the Anniversary Date, is equal to or less than zero, the Annual Base Salary shall not be increased. Additionally, Employee shall be eligible for annual merit, or cost-of-living increases as may be determined by the Executive Compensation Committee of the Board of Directors.

      (2) In the event that the EBITDA earned by the Company during any fiscal year during the term of this Agreement exceeds $ 3,000,000, Employee shall receive incentive compensation in the amount of one percent (1%) of such EBITDA. However, such incentive compensation is capped at $100,000 per fiscal year; in no event shall Employee receive more than $100,000 in such incentive compensation per fiscal year. (To illustrate, in the event that the Company's EBITDA equals $3,000,000 or less during any fiscal year, Employee shall not receive any incentive compensation hereunder; in the event that the Company's EBITDA equals $4,000,000 during any fiscal year, Employee shall receive incentive compensation in the amount of $40,000; and in the even that Company's EBITDA equals $10,000,000 or more during any fiscal year, Employee shall receive incentive compensation in the amount of $100,000.)

      (3) One hundred fifty thousand (150,000) employee stock options, to be issued as of the Effective Date of this Agreement pursuant to the Company's 1996 Employee Stock Option Plan, having the following terms: (i) 50,000 of such options shall have an exercise price equal to the average closing price of the Company's publicly-traded shares during the 5-day trading period ending on the Effective Date.; 50,000 of such options shall have an exercise price of $1.00; and 50,000 of such options shall have an exercise price of $1.50; and
            (ii) the options shall vest over the 3-year term of this Agreements (i.e., 50,000 shall be vested as of the end of the first year of said term, an additional 50,000 shall be vested as of the end of the second year of said term, and the remaining 50,000 shall be vested as of the end of the third year of said term).

      (4) Participation in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan, (including, without limitation, the Company's 1996 Employee Stock


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

            Option Plan), annuity or group insurance plan previously adopted by the Company or which may be adopted by the Company at some future date, on terms and in amounts no less favorable than provided for other Schick employees similarly employed.

      (5) Immediate vesting of all Company stock options held by or issued to Employee in the event that, and at such time as, Schick Technologies has a change in control or is acquired by another entity or company. (For purposes of this Agreement, "control" is defined as any event or circumstance that would require disclosure pursuant to Item 1 of Form 8-K or any comparable requirement of the Securities and Exchange Commission.).

      (6) Employment benefits generally provided to Schick employees, including medical and dental insurance, on terms and in amounts no less favorable than provided for other Schick employees similarly employed.

      (7) Fifteen (15) business days per year for vacation time, and five business days per year for sick or personal leave, during which times Employee will be compensated the normal pro-rated portion of his base salary.

      (8) Reimbursement for all expenses incurred by Employee in the ordinary course of his performance of duties hereunder and submitted by him with supporting documentation to the Company's accounting department, in terms no less favorable than provided for other Schick employees similarly employed.

VI    Termination For Cause

      The Company shall have "cause" to terminate this Agreement in the event that : (i) all of the members of the Company's Board of Directors, excluding Employee, determine that (a) the Employee has committed an act of fraud against the Company, or (b) the Employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is injurious to the Company or its customers; or (ii) the Employee has materially breached the terms of this Agreement; or (iii) the Employee's indictment or conviction for or plea of no contest to, a felony or a crime involving the Employee's moral turpitude. If Employee's termination for cause hereunder is based upon Employee's material breach of the terms of this Agreement, then Employee shall be given 30 days' notice of such termination and shall have the opportunity to cure such material breach during said 30-day period.

VII   Severance

      In the event that Employee is terminated by the Company for cause, pursuant to the terms of Section VI above, he shall receive no severance payments from the Company.

      In the event that Employee's employment hereunder is terminated on any other grounds, he shall continue to receive the compensation and benefits set forth in Section V above for a period of two (2) years or the remainder of the term of this Agreement, whichever time period is shorter.

      If the Company effects any change in Employee's title, or diminishes, in any significant manner, Employee's duties or responsibilities of employment, then Employee shall have the immediate right, at his sole option, to unilaterally resign from employment hereunder. In the event of such resignation, Employee shall continue to receive the compensation and benefits set forth in
Section V above for a


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

period of one year following the date of such resignation, and shall make himself available to act as a consultant for the Company during such one-year period.

VIII  Non-Disclosure

      (1) Employee recognizes that the Company possesses and will continue to possess non-public information that has been created, discovered, developed, or otherwise become known to it, and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in the business in which it is engaged or may become engaged. All of the aforementioned information is hereinafter called "Proprietary Information."

      (2) By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, formulas, data, know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about the Company's employees and/or consultants.

      (3) At all times, both during Employee's employment by the Company and after its termination, Employee shall keep in confidence and trust all Proprietary Information, and Employee shall not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Chief Executive Officer of the Company, except as may be necessary in the ordinary course of Employee's performing his duties as an employee of the Company and only for the benefit of the Company.

IX    Non Competition and Non Solicitation

      During the period of Employee's employment by the Company and for a period of twelve months following the termination of the Employee's Employment with the Company for cause (as defined in Paragraph VI of this Agreement), Employee shall not: (i) engage or become interested in any way (whether as an owner, stockholder, partner, lender, investor, director, officer, employee, consultant or otherwise) in any activity, business or enterprise, located within the geographical area of the United States or Canada, that is competitive with any significant part of the business conducted by the Company or as contemplated to be conducted by it which, for purposes of this Paragraph, shall be deemed to be competitive if it involves predominantly similar types of products or services and is directed at predominantly similar types of customers as any business of the Company (except that ownership of not more than 5% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Paragraph ); or (ii) solicit or hire for any purpose any employee of the Company, or any employee who has left such employment within the previous six months.

X     Miscellaneous Provisions

      (1) Acknowledgments and Affirmations: Employee recognizes, understands, agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill and Proprietary Information. Employee further affirms, represents, and acknowledges that in the event of Employee's termination of employment with the Company, Employee's experience and capabilities are such that the enforcement of this Agreement will not prevent him from obtaining employment in another line of business different from that carried on by the


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

            Company and permitted under this Agreement. Employee further affirms, represents and acknowledges that Employee has received good and valuable consideration for entering into this Agreement.

      (2) Remedies for Breach. Employee agrees that any breach of this Agreement by Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Employee's obligations hereunder.

      (3) Separability. If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

      (4) Applicable Law. Any dispute arising under or related in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment shall in all respects be governed by, adjudicated, construed and enforced in accordance with the laws of the State of New York.

      (5) Jurisdiction and Venue. Employee irrevocably and unconditionally submits to the exclusive jurisdiction of any United States federal, state or city court sitting in New York in any action or proceeding relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment. Further, Employee irrevocably and unconditionally agrees that all claims relating in any manner to this Agreement or to Employee's employment by the Company or to the termination of said employment may be heard and determined in any such court and waives any objection Employee may now or hereafter have as to venue of any such action or proceeding brought in such court or the fact that such court is an inconvenient forum.


SCHICK TECHNOLOGIES, INC.                          JEFFREY T. SLOVIN

30-00 47TH Avenue
Long Island City, NY 11101

By: /S/ David B. Schick
    ---------------------------------
                                                   /S/ Jeffrey T. Slovin
                                                   --------------------------
Title: Chief Executive Officer                     (signature)
       ----------------------------------

Date: November 9, 2001                             Date: November 9, 2001